Exhibit 99.1

Kopin Announces Preliminary First Quarter 2005 Financial Results in Advance of ''Vision 2005''; Company Expects to Post Earnings Per Diluted Share of $0.01 to $0.03

     TAUNTON, Mass.--(BUSINESS WIRE)--April 25, 2005--In conjunction with its Vision 2005 event highlighting revolutionary communication, gaming, entertainment, military, security and photography experiences being made possible by high-resolution mobile video, Kopin Corporation (NASDAQ: KOPN) is announcing preliminary financial results for the first quarter ended March 31, 2005.
     As a result of reimbursement to Kopin from the KO-BRITE LED joint venture for certain training and research and development activities, the strength of higher gross-margin CyberDisplay product sales for military applications and the sale of previously written-off inventory, the Company expects to report earnings per diluted share of approximately $0.01 to $0.03 on revenue of approximately $18.6 million to $19.6 million in the first quarter of 2005. Kopin is scheduled to announce its full first-quarter 2005 financial results after the close of market on Thursday, April 28, 2005.

     About Kopin

     Kopin is a leading developer and manufacturer of digital imaging and telecommunications technologies that enhance the delivery and presentation of video, voice and data. The Company has combined advanced AMLCD and integrated circuit technology to produce its CyberDisplay family of award-winning, ultra-small, high-density imaging devices for consumer and defense systems, including camcorders, digital cameras, personal video eyewear and thermal weapon sights. Telecommunication providers are using Kopin's heterojunction bipolar transistor (HBT) wafers in cellular phones, Wi-Fi, VoIP and high-speed Internet data transmission. For more information, please visit Kopin's website at www.kopin.com.

     Safe Harbor Statement

     Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: Kopin's first-quarter 2005 revenue expectation of between $18.6 million and $19.6 million, and earnings per diluted share expectation of $0.01 to $0.03. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, wireless, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 25, 2004.

     CyberDisplay, CyberLite, and The NanoSemiconductor Company are trademarks of Kopin Corporation.

     Kopin - The NanoSemiconductor Company(TM)


     CONTACT: Kopin Corporation
              Richard Sneider, 508-824-6696
              Chief Financial Officer
              rsneider@kopin.com
              or
              Sharon Merrill Associates, Inc.
              Ehren Lister, 617-542-5300
              Senior Associate
              elister@investorrelations.com